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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. __ )*


                       Incara Pharmaceuticals Corporation
         -------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
         -------------------------------------------------------------
                         (Title of Class of Securities)



                                    45324E103
         -------------------------------------------------------------
                                 (CUSIP Numbers)

                                October 18, 2002
         -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)
         [_]  Rule 13d-1(c)
         [X] Rule 13d-1(d)
------------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1.       Name of Reporting Person
         I.R.S. Identification No. of Above Person (Entities Only)

            W. Ruffin Woody, Jr.
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2.       Check the Appropriate Box if a Member of a Group
           (See Instructions)
                                                                       (a) ____
            Not Applicable                                             (b) ____
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3.       SEC Use Only

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4.       Citizenship or Place of Organization

            United States

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                           5.       Sole Voting Power

Number of                           754,880

Shares                     -----------------------------------------------------
Beneficially               6.       Shared Voting Power
Owned By
Each Reporting                      0

Person                    ------------------------------------------------------
                           7.      Sole Dispositive Power

                                    754,880

                           -----------------------------------------------------
                           8.       Shared Dispositive Power

                                    0

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9.       Aggregate Amount Beneficially Owned by Each
           Reporting Person

                  754,880

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10.      Check Box if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)

                  Not Applicable

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11.      Percent of Class Represented by Amount in Row (9)

                  5.4%

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12.      Type of Reporting Person (See Instructions)

                  IN
Item 1(a)         Name of Issuer

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                  Incara Pharmaceuticals Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices

                  79 T.W. Alexander Drive, 4401 Research Commons, Suite 200, P.O. Box 14287 Research Triangle Park, NC 27709-4287

Item 2(a)         Name of Person Filing

                  W. Ruffin Woody, Jr.

Item 2(b)         Address of Principal Business Office, or, if None, Residence

                  P.O. Box 381
                  124 B South Main Street, Roxboro, NC  27573

Item 2(c)         Citizenship

                  United States

Item 2(d)         Title of Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number

                  45324E103

Item 3.  Filing Pursuant to Rules 13d-1(b) or 13d-2(b)

                  Not Applicable

Item 4.  Ownership

                  (a) As of October 18, 2002, Mr. Woody beneficially owned an aggregate of 754,880 shares of the Issuer's Common Stock which includes 740,000 shares owned and 14,880 shares issuable upon exercise of warrants.

                  (b)      Percent of class:

                           5.4%.

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              (c)     Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the
                            vote: 754,880
                      (ii)  Shared power to vote or to direct the
                            vote:  0
                      (iii) Sole power to dispose or to direct the
                            disposition of: 754,880
                      (iv) Shared power to dispose or to direct the disposition of: 0


Item 5.  Ownership of Five Percent or Less of a Class

                      Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                      Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
                  Security Being Reported on By the Parent Holding Company

                      Not Applicable

Item 8.  Identification and Classification of Members of the Group

                      Not Applicable

Item 9.  Notice of Dissolution of Group

                      Not Applicable

Item 10. Certification

                      Not Applicable

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         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 28, 2002
-------------------------------
Date

/s/ W. Ruffin Woody, Jr.
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W. Ruffin Woody, Jr.